Exhibit 10.50

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

SECOND AMENDMENT TO LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT TO LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT is made and entered into as of this 24th day of October, 2006 (Effective Date) by and between F.Hoffmann-La Roche Ltd. (“FHLR”) having a principal office at Grenzacherstrasse 124, Basel, Switzerland and 454 Life Sciences Corporation (“454”) having a principal office at 20 Commercial Street, Branford, CT 06405, USA.

RECITALS

WHEREAS, the Parties have entered into a written License, Supply and Distribution Agreement dated May 11, 2005, as amended by the First Amendment to License, Supply and Distribution Agreement dated December 19, 2005 (“Original Agreement”); and

WHEREAS, the Parties intend to launch Rev. 1.1 (under the product name GS FLX) now a Proposed Licensed Product listed under Exhibit 5 of the Original Agreement. Customers who bought the Rev. 1.0 (the product name being GS 20) will have the choice to upgrade their Rev 1.0 instrument to a Rev. 1.1 instrument. Hereby, the Parties wish to agree on the sharing of costs for such an upgrade.

NOW THEREFORE, in consideration of the covenants and mutual promises set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The following new Section 3.3 (e) shall be added to the Original Agreement:

“454 shall charge FHLR, and FHLR will purchase from 454 an upgrade for the Rev. 1.0 (“Upgrade”) at a transfer price of [**] percent ([**] %) for each of the Upgrades based on the estimated Average Unit Upgrade Price (“AUUP”). The AUUP shall be the total amount invoiced to customers for Upgrades divided by the total number of Upgrades. The initial estimated AUUP for the Upgrade shall be [**] US Dollars (US $ [**]). The value of the estimated AUUP shall be subject to adjustment based on the actual AUUP. The calculation of the actual AUUP shall be done in the same way as for the ASP in Section 3.3 (c) of the Original Agreement.

Furthermore, FHLR will pay 454 a fixed amount of [**] percent ([**] %) of the material costs for every upgrade of a Rev. 1.0 which consists of the delivery according to Specifications of a Rev. 1.1 instrument [**]. The material costs for an Upgrade are currently [**] US Dollars (US $ [**]). In the event 454 does the Upgrade, FHLR shall also reimburse 454’s actual costs for (i) travel of 454 personnel to upgrade Rev. 1.0 instruments (ii) personnel costs for the installation in the amount of $[**] per day of installation. These costs are the total costs of 454 for upgrading a Rev. 1.0 to a Rev. 1.1 at the customer’s site. If FHLR does the Upgrade with its own technical service personnel, FHLR shall not be obligated to pay 454 costs for travel and installation.

Based on its 2006 forecast, FHLR has so far failed to order [**] Rev. 1.0 instruments from 454. Instead of purchasing those remaining Rev. 1.0 instruments, FHLR shall have the option to pay 454 a compensation of [**] US Dollars (US $ [**]) per Rev. 1.0 instrument by December 31,

2006. This shall be 454’s sole remedy for FHLR not taking delivery of the instruments. FHLR will inform 454 the latest by October 31, 2006 about the number of Rev 1.0 instruments (if any) which it will order before December 31, 2006, with any unordered balance of the 2006 forecast subject to the above payment.

If FHLR has by the end of the calendar year 2006 any Rev. 1.0 instruments in stock and FHLR chooses to upgrade those instruments, FHLR shall only pay the material costs of [**] US Dollars (US $ [**]) for such Upgrade without further payments. Such payment will not be deducted from any customer receipts for calculation of the ASP (Section 3.3) or royalties (Section 3.4) for the Rev. 1.1 instrument.”

2. The following new Section 3.4 (a)(vii) shall be added to the Original Agreement:

“[**] percent ([**] %) on Net Sales of Upgrades.”

3. The Upgrade will be done on the basis of the following specifications (Exhibit 16):

(See attached document.)

4. Exhibit 3 shall be complemented according to Section 2.7 of the Original Agreement by addition of the Specifications for the Rev. 1.1 instrument as follows:

[**]

5. According to Section 3.3 (b) of the Original Agreement the Parties hereby amend Exhibit 2 by adding the following for the additional Licensed Products Rev. 1.1, emPCR Kits II, III and paired end adaptor kit:

(See attached documents.)

6. The Parties agree to amend the Original Agreement such that the text of Exhibit 5, “Proposed Licensed Products, Launch Dates and Initial Estimated ASP” shall be deleted in its entirety and replaced with the following:

(See attached document.)

7. Both new GS FLX instruments and upgraded Rev. 1.0 (GS20) instruments are warranted by 454 to FHLR for [**] starting with installation of the GS FLX instruments at the customer and with completion and installation at the customer of the upgrade for the Rev. 1.0 (GS20) instruments. This warranty is extended by FHLR or its Affiliates to the customer.

IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to the Original Agreement to be executed by its duly authorized representative.

Basel,		Branford,
F. Hoffmann-La Roche Ltd		454 Life Sciences

By:	/s/ P. Saladin	By:	/s/ Christopher K. McLeod
Name:	P. Saladin	Name:	Christopher K. McLeod
Title:	Head of Diag. Licensing	Title:	President & CEO
Date:	11/21/2006	Date:	Nov. 28, 2006

By:	/s/ C. J. Ruetsch
Name:	Dr. C. J. Ruetsch
Title:	Head of Legal Diagnostics
Date:	November 21, 2006

The GS-20 to GS-100 upgrade

Manufacturing an Upgrade Performance overview

454 will produce 2 identical types of GS-100 instruments, whereas the instruments dedicated for upgrades [**]. During the upgrade at the customer site the [**] of the GS-20 instrument already owned by the customer will be switched to the GS-100.

The upgrade at the customer site will take [**] days. The upgrade will be performed preferentially by trained* Roche service engineers. Where necessary Roche and 454 agree that Roche could contract the 454 engineer to perform the upgrade. Approximately [**] hours will be needed to switch the [**] and to install/QC the upgraded instrument. Test fragment run will be performed [**], followed by data analysis, filling the installation form and packing the old GS-20 instrument. The customer confirms the successful installation by signing the installation report.

Supply Chain Logistics Overview

The upgrade process follows already established supply chain mechanisms already in place for the GS-20. This is valid for entering the Purchase Order (PO_ as well as for shipping of instrument and reagents to the customer.

In detail:

What parts will be sent to a customer upon ordering an upgrade?

•	[**]

What has to happen to send the new instrument ?

•	[**]

What happens at the customer site (Instrument, engineering)?

•	[**]

Training concept

•	Instrument: [**]

•	Kits & Protocols: [**]

How it will be confirmed that the upgrade has been successful?

[**]

Warranty

•	Both, GS-100 system and [**] are warranteed by 454 to Roche for [**]. This warranty is extended by Roche to the customer

*	Training of Roche staff by 454

1. Service engineers

454 ([**]) will provide a common training for 2-3 service engineers from Roche Global System Support (GSS) and 2-3 service engineers from Roche U.S. Technical Services. Training will take place at 454 as soon as a GS-100 instrument will be available (GS-20 instrument in the 454 Sequencing Centre owned by Roche U.S. will be used to train the [**] switch). Training contains entire procedure (hands-on) of all steps done by the service engineers during the upgrade.

2. Roche training staff

Roche Global Customer Support (one person) will need one week training at 454 in October to update the training guide and to become familiar with the instrument. This person will then train rest of Roche staff. Training needs for the U.S. colleagues will be similar.

To be organized by [**].

Kit	04891384001	GS emPCR Kit II (Amplicon A, Paired End)	[**]	[**]

Sub Kit 1	04891406001	GS emPCR Kit II (Amplicon A, Paired End) Bead Recovery Reagents		[**]

Sub Kit 2	04891414001	GS emPCR Kit II (Amplicon A, Paired End) Clonal Amplification Reagents		[**]

Sub Kit 3	04746538001	GS emPCR Kit Enrichment Beads		[**]

Sub Kit 4	04746546001	GS emPCR Kit Emulsion Oil		[**]

Kit	04891392001	GS 20 emPCR Kit III (Amplicon B)	[**]	[**]

Sub Kit 1	04891422001	GS emPCR Kit III (Amplicon B) Bead Recovery Reagents		[**]

Sub Kit 2	04891449001	GS emPCR Kit III (Amplicon B) Clonal Amplification Reagents		[**]

Sub Kit 3	04746538001	GS emPCR Kit Enrichment Beads		[**]

Sub Kit 4	04746546001	GS emPCR Kit Emulsion Oil		[**]

Kit	04891457001	GS Paired End Adaptor Kit	[**]	[**]

GS FLX Product Line	Catalog No	Initial Average Selling Price Per Kit (USD)	Transfer Price

GS FLX LR20 Sequencing Kit	04 852 419 001	[**]	[**]

PicoTiterPlate Kit (20 x 25)	04 746 813 001	[**]	[**]

GS FLX LR70 Sequencing Kit	04 853 342 001	[**]	[**]

GS FLX System		[**]	[**]

GS20 Upgrade to GS FLX		[**]	[**]

EXHIBIT 5

Proposed Licensed Products, Launch Dates and Initial estimated ASP

Version 2.0

System Components	Launch Date	Initial Estimated ASP
Sequencer Instrument V 2.0	2008	tbd
Software V 2.0
DNA Library Preparation Kit		tbd
Emulsion-based Clonal Amplification Kit
PicoTiter Sequencing Kits
PicoTiterPlate Kits		tbd

Other	Components as well as details tbd at the Steering Committee